Exhibit 21.1

SUBSIDIARIES OF EXULT, INC.

Name	Jurisdiction
Exult Limited	United Kingdom
Exult Equity Partners, Inc.	Delaware
Exult Mauritius Limited*	Mauritius
Exult Client Services (India) Private Ltd.**	India
Exult Client Services (Singapore) Pte. Ltd	Singapore
Exult (Netherlands) B.V.	Netherlands
Exult Poland Spólka Z ograniczona odpowiedzialnoscia	Poland
Exult Client Services Consultoria do Brasil Ltda***	Brazil
Exult Consultoria e Participacoes do Brasil Ltda ****	Brazil
Exult Canada, Inc.	Canada
Exult (Hong Kong) Ltd.*****	Hong Kong

*	99.9% owned by Exult, Inc. and 0.1% owned by Exult, Limited

**	99.9% owned by Exult Mauritius Limited and 0.1% owned by Exult, Ind.

***	99.99877% owned by Exult, Inc. and 0.00123% owned by Exult (Netherlands) B.V.

****	99.9% owned by Exult, Inc. and 0.1% owned by Exult Equity Partners, Inc.

*****	50% owned by Exult, Inc. and 50% owned by Exult Equity Partners, Inc.